Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
TPG SPECIALTY LENDING, INC.
     I, the undersigned natural person acting as an incorporator of a corporation, (the “Company”) under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), do hereby adopt the following Certificate of Incorporation (the “Certificate”) for the Company:
ARTICLE ONE
     The name of the Company is TPG Specialty Lending, Inc.
ARTICLE TWO
     The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is The Corporation Trust Company.
ARTICLE THREE
     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
ARTICLE FOUR
     The total number of shares of capital stock that the Company has authority to issue is 10,000 shares, which will be designated Common Stock, par value $0.01 per share. The total number of shares of preferred stock that the Company has authority to issue is 100,000,000 shares, which will be designated Preferred Stock, par value $0.01 per share.
ARTICLE FIVE
     The name and mailing address of the Incorporator are as follows:

Name	Address

Ronald Cami	301 Commerce Street, Suite 3300
Fort Worth, TX 76102
ARTICLE SIX
     Unless, and except to the extent that, the Bylaws of the Company (the “Bylaws”) so require, the election of directors need not be by written ballot.

ARTICLE SEVEN
     The board of directors of the Company (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.
ARTICLE EIGHT
     To the fullest extent that the Delaware General Corporation Law as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director will be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Article will not adversely affect any limitation on the personal liability or alleged liability of a director arising from an act or omission of that director occurring prior to the time of such repeal or amendment.
ARTICLE NINE
     The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
ARTICLE TEN
     The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.
ARTICLE ELEVEN
     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE TWELVE
     The Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
ARTICLE THIRTEEN
     Section 203 of the General Corporation Law of the State of Delaware shall not apply to the Company.

     THE UNDERSIGNED INCORPORATOR, for the purposes of forming the corporation, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts here stated are true and accordingly has set his hand on July 21, 2010.

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Sole Incorporator